Final Transcript

Conference Call Transcript CSC - Q3 2011 Computer Sciences Corporation Earnings Conference Call Event Date/Time: Feb 09, 2011 / 04:00PM GMT

CORPORATE PARTICIPANTS
 Bryan Brady
 Computer Sciences Corporation - VP, IR
 Mike Laphen
 Computer Sciences Corporation - Chairman and CEO
 Mike Mancuso
 Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
 Darrin Peller
 Barclays Capital - Analyst
 Adam Frisch
 Morgan Stanley - Analyst
 David Grossman
 Thomas Weisel Partners - Analyst
 Moshe Katri
 Cowen and Company - Analyst
 Ashwin Shirvaikar
 Citigroup - Analyst
 Tien-Tsin Huang
 JPMorgan Chase & Co. - Analyst
 Bryan Keane
 Credit Suisse - Analyst
 Joseph Foresi
 Janney Montgomery Scott - Analyst
 Julio Quinteros
 Goldman Sachs - Analyst
 Jason Kupferberg
 UBS - Analyst

 PRESENTATION

Operator

 Good day everyone and welcome to the CSC fiscal-year 2011 third-quarter earnings conference call. Just a reminder that today's call is being recorded.

For opening remarks and introductions, it is now my pleasure to turn the conference over to Mr. Bryan Brady, Vice President of Investor Relations. Mr. Brady?

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thank you, operator. Good morning, everyone. Welcome to CSC's earnings call for the third quarter of our fiscal year 2011.

We did issue our financial results earlier this morning, so hopefully you've had a good opportunity to review them. With me today are Mike Laphen, our Chairman and Chief Executive Officer; and Mike Mancuso, our Chief Financial Officer. Of course as usual, the call is being webcast at CSC.com and we posted slides to our website to accompany this discussion.

Moving on to slide two, you'll see our reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially.

Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC. Copies of these filings are available from the SEC, from our website and from our investor relations department.

On slide three, you will see our acknowledgment that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides.

Both documents are available for you to view at the investor relations section of the CSC website. And finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call except of course as required by law. Now, if you'll kindly move to slide number four, I am pleased to turn the call over to Mike Laphen.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Thank you, Brian. Good morning, ladies and gentlemen. Thank you for joining us today.

I will start my comments by addressing our third-quarter results in the context of our modified full-year guidance. In general, the impacts to the third quarter while significant are narrow in nature. They do not change our longer-term positive outlook.

Third-quarter profitability was primarily impacted by some trailing effects from the previously disclosed Nordics issue.

Looking forward to the fourth quarter, we anticipate a rebound in operating income margin to the level we achieved in the fourth quarter of fiscal year 2010 plus a 25 point basis point improvement. The operating income recovery in the fourth quarter combined with the improved tax rate brings our full-year EPS guidance to $5.20.

Topline revenue guidance for the full year is impacted by a couple of factors. NPS delays in new awards as well as the impact of temporary funding shortages on existing contracts, and there is a shift of an NHS milestone from the fourth quarter to early next fiscal year.

However, our commercial business in the third quarter continued its positive track, delivering 4.2% growth sequentially and 3% year over year in constant currency. Geographically, we are particularly pleased at our emerging markets businesses in Latin America and Asia-Pacific delivered double-digit growth.

Our new business bookings for Q3 were softer than we had expected, coming in at $2.3 billion. Year to date through Q3, we've signed $10 billion in total contract value bookings. Let me provide some color to this metric and give you a view into what we are expecting for coming periods.

Entering Q3, we expected a stronger quarter and second half of the year for new business awards in both our North American Public Sector and Global Commercial segments. I'm pleased to say that our win rates on competitive outcomes continues to be strong and better than 50%.

The headwinds to our bookings are attributed to an abnormally high level of delays in decision-making for larger opportunities. This is true in both our government and commercial segments.

Since our last call, clients slipped their award dates for some $6.6 billion of opportunities out of our fiscal year 2011 into fiscal year 2012. Of this total, $3.9 billion are in NPS and $2.7 billion are in the MSS pipeline.

These opportunities are delayed, not lost, and they remain in our competitive pipeline. The volume of these delays requires however that we amend our bookings guidance for the fiscal year 2011 to $16 billion in TCV.

Currently our pipeline anticipates the customer award decision for some $11 billion of TCV during the fourth quarter and our rolling 12-month pipeline of qualified opportunity stands at $30 billion in TCV. For our NPS unit we expanded our business development efforts for both new initiatives and our IDIQ contract base in anticipation of increased uncertainty in the spending decisions in our government market.

We've expanded our pipeline of new opportunities and the volume of our submitted proposals. That said, the market environment continues to be challenging and is manifesting itself in unexpected delays and a longer cycle of the conversion of awards to revenue which has led to growth below our expectations.

Of note, our strategy to sell more work through our base of over 100 active IDIQ contracts is showing promise. Of the $4.6 billion in NPS TCV bookings year to date, approximately $3.2 billion or 70% came through these contract vehicles.

We are adjusting our sales programs to more effectively leverage these contract vehicles. Looking forward, we continue to show a strong pipeline of IDIQ related task orders as the US government looks to spend through these contract vehicles as a matter of efficiency.

As of the end of the third quarter, we had $6.5 billion in submitted proposals for our NPS business awaiting decisions. That's up $1.2 billion from last quarter and up 8% compared with a year ago.

In addition, on a year-over-year basis, our NPS qualified pipeline is up about 26%. The combination of increases in outstanding proposals and new business pipelines are the engines for future growth in this challenging environment.

Across our markets, we're seeing a constructive shift in buying motives from cost avoidance to capability expansion and from build to buy. In particular, cloud oriented business services are becoming more prevalent.

To serve this growing demand for buy as a service, we are promoting our expertise and credentials in trusted systems operations, global reach, service integration and business process orchestration. Our MSS business is navigating significant shifts in the outsourcing market to take advantage of innovations in virtualization, applications migration and cloud computing, and we are pleased with the traction being achieved for our offerings in these categories as evidenced by their sequential year-over-year revenue growth.

Year to date we've signed a number of new clients for our cloud offerings. These clients represent an almost equal distribution between new logos and an extension of our existing relationships. While these projects tend to be small, they are important first steps for companies in evaluating the merits of cloud computing and a relationship with CSC.

We go to market with three primary classes of cloud related offerings; infrastructures as a service, platform as a service and software as a service. From bottom to top, this is the value stack of cloud computing.

Infrastructure as a service is the layer of the stack receiving the strongest early market demand. To support this demand, we've invested in and deployed seven cloud-enabled data centers around the world.

We support most of the market's leading operating platforms including Force, Azure, SpringSource and Cordis. These platforms are the targeted operating environments for the mobility and modernization strategies of our most demanding clients.

At the top end of the business service stack, CSC is generally recognized as the leader for the financial services and healthcare industries. With IP-based solutions, application and infrastructure offerings, we operate end-to-end business processes for insurance, banking and healthcare.

As the market moves towards an as-a-service orientation, we are well positioned to serve the modernization agenda of enterprises in these industries. Indeed during the third quarter BSS won some sizable multiyear BPO contracts in financial services and has a growing pipeline of these deals. We believe that CSC is competing for the market of tomorrow.

We are cloud-enabling our data centers, leveraging strategic alliance partners, supporting multiple development platform environments and generally enabling the ambitions of our clients.

Now turning to NHS. As you know, we've been working on the implementation of Lorenzo at the Pennine Trust our fourth and final early adopter site for patient care. On February 4, NHS notified us that it believes our delay in achieving a milestone related to the Pennine Trust implementation constitutes a breach of contract.

The company has disputed the alleged breach and we jointly are continuing the work towards the completion of the Pennine implementation. Both the NHS and CSC has indicated their intent to continue discussions regarding modifications to the contract with the agreeing mutual intent to reach agreement as soon as practical on terms satisfactory to both parties.

The financial impact of shifting the NHS milestone into the next fiscal year is included in our fiscal year guidance. Our estimate did not include any provision that might result from the ongoing negotiations.

We are proud of our accomplishments on the NHS program. This is a multiyear complex software and systems integration effort that is transformational for the NHS client and the patients they serve. We are aware and sympathetic of NHS's goals and requirements and are diligently working with them to meet their objectives while preserving and protecting our rights.

Turning to slide five for a summary. In summary, our strategic direction is sound, our markets are healthy and provide the opportunity for topline growth. Our balance sheet continues to strengthen and our financial performance is expected to return to its positive trajectory for the fourth quarter about beyond.

I'll now turn it over to Mike Mancuso for further details of our third-quarter results and for the outlook for the remainder of the fiscal year.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Thanks, Mike, and good morning to all. In his opening commentary, Mike has characterized how we view this quarter's results.

He highlighted for you the important areas on which you should focus and reinforced our commitment to continue to improve our performance and add value for our shareholders. My goal is to provide some further detail and insight to our third-quarter results and our full-year outlook to help you better understand and interpret our performance and full-year outlook.

Chart seven attempts to provide a scorecard. On the plus side, we continue to realize respectable revenue growth in our commercial businesses, very favorable free cash flow as compared to last year.

We further strengthened our balance sheet as you will see later, increased our EPS over last year, increased our dividend and obtained the approval of our Board to initiate open-market share repurchases.

On the not so plus side in NPS, we continued to experience delays by the federal government awarding contracts despite previously announced decision dates. Inaction by the Congress on funding bills and continuing resolution are part of the root cause.

Again this quarter our margins were negatively impacted by additional charges stemming from our Nordics business, the result of our continuing cleanup actions. And Mike Laphen outlined for you the current status of the NHS contract.

With regard to new business, chart eight lays out our year-over-year new bookings results by quarter. The first two quarters pretty much mirror one another.

Q3 of last year is spiked by the signing of a few very large awards in MSS, the largest of which was the Zurich 10-year deal. We have always commented that MSS bookings would be lumpy.

We anticipate Q4 to exceed last year based on contract negotiations underway and a sizable number of proposals in evaluation. We think on balance, $16 billion is about the right number for the year given the federal government delays discussed earlier.

Chart nine lays out the year-over-year Q3 P&L statement. Your three lines of focus should be operating income, corporate G&A and the tax rate.

Operating income and margin rate are lower than last year primarily because of the Nordics and a one-time positive adjustment in our NPS business in Q3 of FY 10 that did not repeat this year. The effect of these will become more apparent on chart 12.

On the positive side, we continue to control corporate G&A spending and manage our interest expense through reduced debt. As you can see in Q3 of this year, our tax rate is dramatically lower than last year, a result of the realization of R&D tax credits spanning several years.

So the combination of below the line expense management and tax credits has enabled us to offset the impact of the lower margins and thus increase EPS. The year to date P&L story on chart 10 essentially follows the same theme, so I won't spend time repeating the drivers. It is important to note that our revenue has held despite the tough overall economic climate.

Revenue by line of business on chart 11 shows the revenue growth in our commercial businesses, both on an as reported basis and in constant currency with about 2% growth as reported and about 3% in constant currency. Operating income by line of business on chart 12 displays the year-over-year comparison and picks up the point I made on the earlier P&L chart.

On comparable revenue, the NPS operating income is lower this quarter because of last year's one-time positive adjustment and MSS is considerably lower this year primarily a result of our Nordics issues.

Our balance sheet on chart 13 has strengthened significantly as the highlighted accounts demonstrate. Cash is lower because we did pay down our $1.5 billion fully drawn revolver. Receivables are lower, debt is obviously lower and our debt to capital ratios have improved dramatically. We have ample cash and leverage capacity to support our strategic focus, our shareholder value initiatives with the ability to further enhance our investment-grade credit rating.

My only comment on chart 14 with regards to DSOs is that we are back on track.

Chart 15 is another positive. Improved net income, improved working capital and lower capital spending resulted in a year-over-year $360 million increase in free cash flow. EPS on chart 16 shown by quarter reflects our estimate for Q4. The sumof the four quarters totals $5.20.

So if you will turn to chart 17 which updates our full-year guidance, these numbers which are lower than our prior guidance reflect the slowdown in orders and revenue resulting from the award delays and the NHS milestone we talked about earlier.

Operating income margin has been reduced by primarily because of lower revenue, mix and the Nordics and lower EPS is a fallout of both. Free cash flow is still expected to exceed 90% of net income.

So in summary, this is what we believe you should take away from this discussion. Our strategy is sound and unchanged.

NPS will grow. Acquisitions are a key part of that strategy.

The Nordics albeit painful is an isolated issue and a recovery plan is in place.

And as Mike Laphen said, the NHS discussions are progressing and we will continue to manage for cash and focus on creating shareholder value.

Now, I will turn it back to Bryan to set up the question-and-answer session.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thank you, Mike. Well, ladies and gentlemen, that concludes our prepared remarks. We will now take your questions. Operator, would you please introduce our first caller?

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Darrin Peller, Barclays.

 Darrin Peller - Barclays Capital - Analyst

 Thanks, guys. First question is you mentioned your win rates are better than about 50% now and you have abnormal delays on decisions for some of the larger opportunities around $4 billion or so in NPS and about -- a little less than $3 billion in commercial. Can you just help us understand, what changed since you reiterated your guidance a few months ago now versus then? And maybe help us understand your confidence that these are just delays?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, the opportunities that we identified moving out, they are still there. Let me break them down into the federal piece and the commercial piece.

On the federal piece, I think what we are seeing is again an impact of the continuing resolution and some of the constipation in the government procurement process. So those procurements just literally the procurement shop announces that it's going to slip out and that's what -- we move that out accordingly into whatever new timeframe or new quarter they have adjusted for. That's just not something we have any control over, we just have to roll with that.

On the commercial side, again there has been some slowdowns in the decision process on the commercial side. There's nothing particularly to read into that other than it's taking longer for some of these bigger deals to work their way through the commercial procurement process.

So those opportunities that we addressed as moving out, they are there, they are real, but they have shifted in time. What I would say is it was an abnormally and high shift, certainly disappointing to us but they are still there and they will contribute to next fiscal year.

 Darrin Peller - Barclays Capital - Analyst

 Alright and then just one follow-up question on the Nordics region issues. I think you said again that there was -- you addressed it this quarter. I think last quarter you had said something similar. How can we feel confident that this is not going to reoccur in the next couple quarters? And maybe you could just touch on the SEC and what they are looking at as well.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Well, on the latter point, this is Mike Mancuso, Darrin. On the latter point, I'm not going to comment on the SEC investigation. It's ongoing, we're fully cooperating.

As far as the Nordics is concerned, one way to think about this thing, we've taken the Nordics organization, its financial statements, and turned it literally upside down. We have with a very large team of in-house and out-of-house experts examined every contract that they are engaged with and every line item on the balance sheet.

In addition to that, we've undertaken an inquiry of our customers to determine whether or not there were commitments made to the customers or negotiations or agreements made that we are not aware of that have an impact on the financials that have not been book kept. It's a very thorough, exhaustive, lengthy process.

The individuals involved as I said on the last call are no longer part of the organization. But the follow-up and the cleanup is ongoing and unfortunately perhaps we will still find issues in the remaining weeks as we conclude this thing.

So the root causes have been fixed, the recovery is still in process in terms of exhausting all the detail. We're highly confident that we have most of the issues identified, but that's not to say that something won't pop which it did this quarter that we didn't anticipate. But again, it gave us the confidence that we're getting to the bottom of all of the issues. So I can't guarantee there won't be a few more hiccups but I can guarantee that the investigation will be exhaustive.

 Darrin Peller - Barclays Capital - Analyst

 Alright, and then lastly, can you just comment quickly on the buyback announcement from December? Any more color on plans in terms of timing?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 These are open-market purchases as you know, so we will be governed by all of the rules affecting open-market share repurchases. We continue to believe that our shares are undervalued, so as the days progress, we will behave accordingly.

Operator

 Adam Frisch, Morgan Stanley.

 Adam Frisch - Morgan Stanley - Analyst

 Thanks, good morning, guys. The lower guidance for 2011 is a little concerning given we only have one quarter left in the year. I know you said -- Mike Mancuso - that Q4 returns to the prior trajectory in terms of margin expansion and so forth, but I think it's important to at least address any potential impact here on your fiscal 2012 outlook if possible.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 This is Mike Laphen. What we are looking at at this point in time is a topline in the order of about 4 to 7%. And we'll narrow that down as we go forward. But the lower end of the range takes into consideration the instability on the federal side. So that's what we're looking forward on a go-forward basis or on a topline.

On the OI, we expect to have our OI margin back on track. Again at this point, we would say that it would probably be somewhere between the 9 and 9.5%. And again, we will fine tune that as we complete our final budget process. But that is kind of the earmarks we have right now.

 Adam Frisch - Morgan Stanley - Analyst

 Okay, okay. I think that's really the key issue for the stock at this point. Thanks, guys.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Adam. Operator?

Operator

 David Grossman, Stifel Nicolaus.

 David Grossman - Thomas Weisel Partners - Analyst

 Thank you. Maybe just going back a little bit to what Adam was getting at, Mike, in terms of the -- what is the impact from the Nordics both in the third quarter and the fourth quarter both on the actual results and the guidance from a margin perspective?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Adam, obviously we are going to lay this out in our Q filing which will be available later today. I'm sorry, David. The number ballpark is a round number of about $80 million of adjustments this year surfacing out of the Nordics organization. Hopefully that captures all of it, but as I said, we will run this thing to ground until we've satisfied ourselves that we have touched every element that could be affected by this.

 David Grossman - Thomas Weisel Partners - Analyst

 When you say $80 million, does that include the $40 million from the second quarter?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 It does.

 David Grossman - Thomas Weisel Partners - Analyst

 And then as you -- the tax rate as you said was bouncing around quite a bit here. As you think about the fourth quarter and next year, are we still at the 29% range or should we be thinking differently?

 Mike Mancuso - Computer Sciences Corporation - CFO

 The full year rate, Adam, will be probably in the neighborhood of 25, 26% for this year given the impact on this quarter. I think we will pop again back up in our fourth quarter. But factoring in this quarter's tax rate, we'll probably be above 25% for the year. There's always some swingers -- discrete items that could happen in the quarter. Next year again, we think in terms of the low 30s, our crystal ball for next year is not nearly as clear as it would be for our fourth quarter.

But I know the Street tends to discount tax initiatives etc., etc. but in our mind taxes is an important element of managing our expense and obligations and generates a fair amount of cash if we are able to optimize our tax situation. So we view tax with significant importance. We surround it with a lot of talented people. We spend a lot of time on initiatives that will help us be more efficient in that regard, and I would tell you ongoing, you should continue to expect to see that from us and that will give rise to variations.

I will also remind you that we are in the throes of the audit to years 2005, 2006 and 2007. That will conclude in the June summertime of this year timeframe.

There could be some fallout plus and minus from resolution of those audit years. So ballpark-wise, we will stay on safe ground and say low 30s going forward, but just be aware that obviously things could be different.

 David Grossman - Thomas Weisel Partners - Analyst

 Okay, and then I guess just you know lastly, looking -- taking into account what Mike Laphen talked about in terms of operating income for next year in the 9 to 9.5% range, so is it safe to assume then that -- I don't know where the math comes out for the year, I haven't run that number.

But if the $80 million is around 50 basis points. What other swing factors do we have that take us back up to your more normalized rate of 9 to 9.5? Because my guess is it's going to be well above that 50 basis point impact from the Nordics alone.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 This is Mike Laphen. We have got a normalized -- what we consider a normalized rate, taking into consideration the Nordics and so forth of about 8.9 to 9% for this fiscal year. That's what we consider the normalized number. So we're looking then at the guideline I gave you for next fiscal year would be 9 to 9.5%. So improving a bit on where we believe the normalized rate is at this point.

 David Grossman - Thomas Weisel Partners - Analyst

 Okay I got it, great. And sorry, I just had one last thing, Mike, on NHS. Is the only impact from the deferral of the milestone from Pennine, is that only free cash flow impact or did that also impact revenue and EPS in the fourth quarter?

 Mike Mancuso - Computer Sciences Corporation - CFO

 That impacted revenue and EPS. I will give you -- I won't give you a profitability number because I'm not able to give that. But the revenue impact was about $175 million in the fourth quarter.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, David. Operator?

Operator

 Moshe Katri, Cowen and Company.

 Moshe Katri - Cowen and Company - Analyst

 Hey. Thanks. Just to follow up on David's question, Mike, can we talk about the performance milestone that was shifted a couple quarters ahead? Was there an execution issue? And what is the risk that we can -- that can actually continue to become a problem down the road?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, so let me give you a little color and background on it. This is our fourth and final early adopter, as I said. This particular drop was for new functionality for mental health. We were completely on schedule in terms of the software delivery. We were scheduled to make that delivery in December which we did to the customer environment.

As it went through the go live testing at the customer site, a greater number of defects were uncovered than anticipated and the decision was made at that point in time that we would take more time to square up the code. We are already in the process of doing that.

There are no show-stoppers on that. In fact we're back into the re-testing mode as we speak. We are quite confident we will make that delivery of the software.

There are no structural problems, there are no performance problems that we are aware of. So it was basically driven by requirements interpretations. As you get on a large software drop like this, we expected defects.

We got a bit more than we anticipated. The customer is being very strict in terms of what it will accept and what workarounds it may or may not get. And they've extended the testing time. So it certainly is disappointing to us, but I am not concerned relative to our ability to make that delivery.
 Moshe Katri - Cowen and Company - Analyst

 And I'm sorry, is there a reason why you can't quantify the impact from this delay?

 Mike Mancuso - Computer Sciences Corporation - CFO

 I did quantify it as $175 million.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Moshe, operator?

Operator

 Ashwin Shirvaikar, Citi.

 Ashwin Shirvaikar - Citigroup - Analyst

 Hi, Mike and Mike. So going back to the Nordics, I might've missed it, but can you provide some detail on what makes up the earnings hit in terms of the components? How much (inaudible) costs, how much may be a reversal of prior recognized revenue and profits? Also, are there any -- have you done forensic accounting tests in other regions to make sure that this doesn't happen?

 Mike Mancuso - Computer Sciences Corporation - CFO

 To the latter point, yes, obviously. Any organization that experiences a problem like this in a remote location would obviously ask themselves the question, does this exist anywhere else.

I would tell you we already initiated very intensive balance sheet reviews before the Nordics situation surfaced. So that was underway.

So what we needed to do was further intensify and accelerate that activity. As far as the details of Nordics, I don't want to get into a line by line item in terms of quantification.

It was a potpourri of issues like capitalizing expense items and deferring the recognition in the P&L, hanging them up on the balance sheet, credit agreements, customer credit agreements that were not book kept, therefore the books didn't reflect the obligation.

It was any combination of those kinds of things, a smattering of small items, a few $5 million and $10 million items, but pervasive in the sense that it added up to a large number.

 Ashwin Shirvaikar - Citigroup - Analyst

 Okay, thank you for that detail. One question on cloud contract economics, if I may, since you are signing a few of these cloud contracts.

When you sign a cloud deal with an existing data center, outsourcing client, how does it work in terms of revenues? I would imagine the revenue might be lower but you probably have an equivalent profit flowthrough. But can you talk a little bit about the revenue P&L impact of cloud contracts that you are signing?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 First of all, I think you have to understand that the real purpose of cloud is to give more flexibility in terms of access to volume when and if needed. And that is a trade-off of a higher price for that flexibility versus a fixed annuity price.

We are still at early stages of cloud. A lot of the contracts we're signing right now are evaluation assessment, cloud assessment programs and orchestration designing the cloud environment for our customers.

It is still early stages in actually making significant moves of commercial enterprise environments to the cloud environment. We are doing it for social software, if you will, so for e-mail and so forth. We've talked about a number of those clients. So I think it's still early days and I really don't think it's appropriate at this point to get into the whole pricing mechanism around that and I think it will -- it's still evolving.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Ashwin, operator?

Operator

 Tien-Tsin Huang, JPMorgan.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 Hi, good morning. Thanks for taking my question. I wanted to ask about the public sector.

Given some of the delays you talked about, I'm curious how you're managing your resources and optimizing utilization. I guess said another way, do you have enough flexibility to manage further delays if that comes about and still deliver that 9% margin target next year?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, I would say sans unexpected cancellations, I would say yes. We've got the utilization in mind. Recall we also have some flexibility of the shift between the public sector and our commercial clients.

So we do that retooling back and forth as necessary to balance the utilization levels. So, yes, we have taken that into consideration and again, I would say sans an unexpected cancellation of a program, I think we've got that considered.

 Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

 I see. Okay, and just one quick one on the free cash flow and the seasonality. I know one of the goals, Mike, was to move out free cash flow throughout the year. I mean this quarter, working capital is better but tax was also a big contributor. So trying to understand the seasonality of free cash flow now relative to history.

 Mike Mancuso - Computer Sciences Corporation - CFO

 It's better. We still have a large spike in the fourth quarter as you know. Our guidance is equal to or greater than 90% of net income.

If you do the year-to-date calculation, you know that there will be a sizable amount of cash anticipated as an inflow in the fourth quarter. It is better than it was, but it's not where we would like it to be.

But as I've said repeatedly, it's going to take some time to alter the contract geometry, the milestones and the like that are affecting our cash. We've made significant progress in that direction but we're not totally there yet. But it is better.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Tien-Tsin. Operator?

Operator

 Bryan Keane, Credit Suisse.

 Bryan Keane - Credit Suisse - Analyst

 Hi, good morning. Mike Laphen, I guess with your comments about fiscal year 2012 topline growth of 4 to 7%, I guess I'm a little surprised. That number seems a little bit aggressive especially coming off some delays in contracts where your visibility is a little bit out of your hands.

So I guess my question is why not take a more conservative approach maybe more like flat revenue or something like that? And then if there is some upside and these contracts come through, then that will really help I think the shareholder base. Right now, a lot of people are just concerned that the numbers are always being set too high. So I would just like to get your thoughts on that.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, we try and give you the best visibility we can give you. And we have our preliminary budget inputs, that is basically what I'm sharing with you at this point in time.

We're not done that whole process and as we go through that process, we will take a hard look at what is a sensible number. I think our biggest question I think again is going to be around the stability of the NPS business unit and whether we can expect reasonable growth on that.

We are seeing a pretty good uptick on the commercial side, so that leads us to lean forward a little bit on that side. So I think the real question mark is on the federal side and I think we share that with most others in the industry. I don't think that's a big surprise.

I think there's a lot of clamoring to get the defense bill signed. Without that, it's difficult to move forward.

I think it's causing these almost unprecedented funding shortages on existing contracts. And you know, this work needs to get done. And so I think we'll get more visibility in that. So we will give our very best shot at it when we have all the clarity, but I'm sharing with you what we see at today's date.

 Bryan Keane - Credit Suisse - Analyst

 Okay and just one follow-up on the UK NHS. I guess it doesn't sound like you guys have reached a memorandum of understanding. But when you do, it sounds like -- will there be some kind of a write-down or some kind of cost and hit to the P&L? Because I think there was a mention that that's not included in the guidance thus far.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 We are still in discussions. I think it's fair to say the customer has publicly said they want more flexibility. There's a lot of ways to provide flexibility. I can't tell you that there is no chance for some sort of a P&L hit. We don't have that at this point in time. It will be part of the negotiation. There's a lot of trade-offs.

We haven't included any numbers relative to that [in the essence] we give you -- I think I was clear about that. I think the area that probably will come in for most -- for the biggest part of negotiation is what volume -- right now we have pretty significant volume commitments and I think they would like to have more flexibility around that and have us at a bit more risk in terms of selling rather than them guaranteeing. And that impacts our EAC a bit if that happens. So that I would say is a significant point of discussion right now with the client.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Bryan. Operator?

Operator

 Joseph Foresi, Janney Montgomery Scott.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 I wonder if we could talk a little bit more about the government delays. I know you commented on this earlier, but maybe you could give us just a little bit more color on why you expect these to be delays and why it's not lost or maybe reduced business.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well the -- in terms of the new business that was shifted out, those opportunities are still there. They have not been canceled by the government. And we are not aware of any plans to cancel them.

So I think what -- my personal opinion is what is happening is because we are in this continuing resolution period and the amount of uncertainty -- a new Congress just being inserted into the mix, everybody is being cautious about moving forward with procurements right now, not knowing what the budget situation is going to be.

So, we are operating from the position that the procurements are still online. They're still teed up. The government is still working on them and so to the best of our knowledge and belief, they're going to continue.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Okay. Have you seen any spending reductions or cancellations in your present book of business?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No, except for what I have referred to as the funding shortages. So, yes, if you want to characterize that as reduced spending. In some cases existing contracts are running into funding shortages.

Now some of that is just timing. Actually most of that should be timing. But there are in fact situations when existing contracts were -- the customer is just running short of funding and again, I think this goes back to the macro picture in the government right now.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Okay, just one last question. If you could provide any expectations if you feel comfortable giving them for next year, just what you expect NPS to do over the full year and maybe anything on the bookings side again if you feel comfortable and you think that those are numbers you want to give.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, I don't want to go into that level at this point. We've given the macro numbers and as we get more clarity in the whole picture within the government market, we will give more precise views on that.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thank you, Joe. Operator, we think we have time for two more questions.

Operator

 Julio Quinteros, Goldman Sachs.

 Julio Quinteros - Goldman Sachs - Analyst

 Can you maybe distinguish a little bit the difference in your federal IT government business versus some of the other federal IT contracts that are out there who have definitely seen slightly different trends in terms of velocity and momentum? Just to sort of try and parse what might be different about your business versus theirs.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, you know, we all have a different mix of business. So while we are all in the IT services, for one thing, it depends on how much you are actually participating on the ground in Afghanistan and Iraq which we probably have a lesser component of that than others.

As you may recall, we sold Dyncorp International because we elected not to go into that for a number of reasons. I would say some of our competitors have more passthrough revenue running through their P&L than we do. We really don't have very much of that.

And then I guess I would say from what I can see, the other largest independent IT services provider has about comparable numbers to us from what I have seen. So if you are looking for the closest apple to apple in terms of scale, depth and breadth and how that might be impacted, I think that's probably the best comparator.

 Julio Quinteros - Goldman Sachs - Analyst

 You wouldn't take that as just some at least relative -- the relative guidance etc. to be market share losses in the government side?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 I'm sorry, I'm not sure I understood the question.

 Julio Quinteros - Goldman Sachs - Analyst

 Just given the relative performance of some of your competitors being better, you wouldn't see that as an indication of market share losses relative to your current position right now?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No, no. I think we have funding issues and postpones. But, no, I think we have an outstanding market position.

 Julio Quinteros - Goldman Sachs - Analyst

 Got it. Okay, thanks, guys, good luck.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thank you, Julio. Operator, one more question?

Operator

 Jason Kupferberg, UBS.

 Jason Kupferberg - UBS - Analyst

 Thanks for squeezing me in, guys. Just two quick ones, if I could.

First on the continuing resolution, obviously that's nothing new and it's been going on for a while and I think early March is the current expiration date on that. What are you guys assuming from a planning perspective?

Are you assuming that all the appropriations bills get done by March 2 or 3 whatever the deadline is there? Or are you assuming that perhaps the CR will extend perhaps as long as the full government fiscal year? What is your sense?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 We are assuming for our fourth-quarter picture that it does not get resolved during this fiscal year.

 Jason Kupferberg - UBS - Analyst

 I'm sorry, you are assuming it does not get resolved this fiscal year?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 It does not get resolved in our fiscal year.

 Jason Kupferberg - UBS - Analyst

 In your fiscal year, okay.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Correct.

 Jason Kupferberg - UBS - Analyst

 And then just a quick follow-up on NHS. What is the worst-case scenario here I guess? Maybe you can put that in the context of how much you have currently got in terms of balance sheet exposure on the contracts?

I think we can certainly appreciate that the negotiations are fluid and the outcome from a timing and a magnitude standpoint is somewhat unpredictable. But can you help investors at least get some comfort level with what a worst-case scenario might look like?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, listen, on a program of this scale and this complexity, and I would say this importance to the customer's transformational issues, I think if both parties are looking for a path forward, which I think we are, we will find a resolution that works for both of us. I'm not going to speculate on any numbers.

We are in the midst of negotiations right now. I'm sure the NHS is listening to this call, so I think that we -- I've jut got to hold my powder there and I think I've shared with you about as much as I can. I hope you appreciate the position we are in negotiations.

 Jason Kupferberg - UBS - Analyst

 Certainly, thank you for the color.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thanks, Jason. Operator, Mr. Laphen will now close down on the call.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, again, thank you, everyone, for joining us today. Obviously this is a bump in the road we would prefer not to have, but our optimism continues.

Hopefully we've given you some insight into why we still have that solid optimism and look forward to moving to the completion of this fiscal year and more importantly, into next fiscal year.

On the last call, I advised you that my intention was to host another Investor Day. We have now earmarked May 11 as the date for this event in New York and we will issue details in the near future. Thank you very much for joining us.

 Bryan Brady - Computer Sciences Corporation - VP, IR

 Thank you.

Operator

 Once again, ladies and gentlemen, that does conclude today's conference, I would like to thank everyone for your participation.